SCHEDULE 14A INFORMATION


                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]


Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)) [X] Definitive Proxy Statement [ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to section 240.14a-11(c) or Section 240.14a-12


                                                  ATLANTIC COAST AIRLINES, INC.
                               (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box)

[ ] No fee required.


[ ] $125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1) or Item 22(a)(2)
     of Schedule 14A.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

1. Title of each class of securities to which transaction applies:

------------------------------------------------------

2. Aggregate number of securities to which transaction applies:

------------------------------------------------------

3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (set forth maximum amount on which filing fee is calculated and state how it was determined):

-------------------------------------------------------

4. Proposed maximum aggregate value of transaction:

-------------------------------------------------------

5. Total fee paid:

-------------------------------------------------------

[ ] Fee previously paid by written preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1. Amount Previously Paid: _______________________

2. Form/Schedule or Registration Statement No.: _______________________

3. Filing Party: _______________________

4. Date Filed: _______________________

                          ATLANTIC COAST AIRLINES, INC.
                                 515-A Shaw Road
                             Dulles, Virginia 20166


                                                      March 31, 1998

Dear Stockholder:

 You are cordially invited to attend the Annual Meeting of Stockholders (the "Meeting") of Atlantic Coast Airlines, Inc. (the "Company"), to be held on Tuesday, May 5, 1998, at 10:00 a.m. local time, at the Washington Dulles Airport Hilton Hotel, 13869 Park Center Road, Herndon, Virginia.

 This year we are asking you to elect nine directors of the Company to serve until the 1999 Annual Meeting. We are pleased that our nominees include Susan MacGregor Coughlin, who was appointed to serve on the Board in October 1997. We are also asking you to amend the Company's Restated Certificate of Incorporation to change the name of the Company to "ACA Holdings, Inc." and to increase the number of shares of stock that the Company is authorized to issue to 76,000,000, to ratify the Board of Directors' adoption of an amendment to the Company's Stock Incentive Plan and to ratify the Board of Directors' selection of independent auditors for the year ending December 31, 1998. The Board of Directors recommends that you vote FOR each of these proposals.

 At the Meeting, the Board of Directors will also report on the Company's affairs and provide a discussion period for questions and comments. The Board of Directors appreciates and encourages stockholder attendance and participation.

 Whether or not you plan to attend the Meeting, it is important that your shares be represented. Accordingly, we request that you complete, sign, date and promptly return the enclosed proxy card in the enclosed postage-paid envelope.

 Thank you for your cooperation.

                                   Sincerely,



                                      /S/
                                 C. Edward Acker
                           Chairman of the Board of Directors

                          ATLANTIC COAST AIRLINES, INC.
                                 515-A Shaw Road
                             Dulles, Virginia 20166

-------------------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 5, 1998

-------------------------------------------------------------------------------

To the Stockholders of ATLANTIC COAST AIRLINES, INC.:

         NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the "Meeting") of Atlantic Coast Airlines, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, May 5, 1998, at 10:00 a.m., local time, at the Washington Dulles Airport Hilton Hotel, 13869 Park Center Road, Herndon, Virginia, for the following purposes, as more fully described in the accompanying Proxy Statement:


1) To elect nine directors to serve for the coming year and until their successors are elected;

2) To amend the Company's Restated Certificate of Incorporation to change the Company's name to "ACA Holdings, Inc.";

3) To amend the Company's Restated Certificate of Incorporation to increase the total number of shares that the Company is authorized to issue;

4) To ratify the Board of Directors' adoption of an amendment to increase the number of shares available under the Company's Stock Incentive Plan;

5) To ratify the Board of Directors' selection of the Company's independent auditors for the fiscal year ending December 31, 1998; and

6) To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

         Only holders of record of the Company's Common Stock, par value $0.02 per share (the "Common Stock") at the close of business on March 16, 1998 are entitled to receive notice of and to vote at the Meeting. A list of such holders will be open for examination by any stockholder during regular business hours for a period of ten days prior to the Meeting at the offices of the Company, located at 515-A Shaw Road, Dulles, Virginia.

         All stockholders are cordially invited to attend the Meeting. In order to ensure that your Common Stock is represented at the Meeting if you are not personally present, please complete, date and sign the enclosed proxy and return it promptly in the accompanying postage-paid envelope.

                                             By order of the Board of Directors



                                                         /S/
                                                  Richard J. Kennedy
                                  Vice President, Secretary and General Counsel
March 31, 1998

                          ATLANTIC COAST AIRLINES, INC.
                                 515A Shaw Road
                             Dulles, Virginia 20166

                              Phone: (703) 925-6000

                            -------------------------

                                 PROXY STATEMENT
                            -------------------------


                                  INTRODUCTION


         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Atlantic Coast Airlines, Inc. (the "Company") for use at the Company's annual meeting of stockholders, to be held at 10:00 a.m., local time, on Tuesday, May 5, 1998, at the Washington Dulles Airport Hilton Hotel, 13869 Park Center Road, Herndon, Virginia, and at any adjournment or postponement thereof (the "Meeting").

         Written communications to the Company should be sent to the Company's office, located at 515A Shaw Road, Dulles, Virginia 20166. The Company can be reached by telephone at (703) 925-6000. This Proxy Statement and the accompanying proxy card (the "Proxy Card"), together with a copy of the Company's 1997 Annual Report, are first being mailed on or about March 30, 1998, to persons who were holders of record of the Company's Common Stock, par value $0.02 per share (the "Common Stock"), at the close of business on March 16, 1998 (the "Record Date").

Matters to be Considered at the Meeting

         At the Meeting, the holders of shares of Common Stock as of the Record Date will be asked to elect nine members to the Board of Directors for the coming year; amend the Company's Restated Certificate of Incorporation to change the Company's name to "ACA Holdings, Inc."; amend the Company's Restated Certificate of Incorporation to increase the total number of shares which the Company has authority to issue to 76,000,000 shares; ratify the Board of Directors' adoption of an amendment to increase the number of shares available under the Company's Stock Incentive Plan; ratify the Board of Directors' appointment of KPMG Peat Marwick LLP, Certified Public Accountants, as the Company's independent auditors for the fiscal year ending December 31, 1998; and transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

Voting at the Meeting

         The Board of Directors has fixed March 16, 1998, as the Record Date for the Meeting, and only holders of record of the Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting. On the Record Date, there were outstanding and entitled to vote approximately 7,640,286 shares of the Common Stock.

         The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Common Stock is necessary to constitute a quorum at the Meeting. Nominees to the Board of Directors will be elected by the affirmative vote of a plurality of the shares of the Common Stock present and voting at the Meeting. This means that the nine nominees who receive the largest number of votes cast "FOR" will be elected as directors at the Meeting. Approval of the proposed amendments to the Company's Restated Certificate of Incorporation requires an affirmative vote of at least a majority of the shares outstanding as of the Record Date. Approval of other matters to be raised at the Meeting requires an affirmative vote of at least a majority of the shares voted and entitled to be voted at the Meeting. On each of these matters, holders of record of Common Stock on the Record Date will be entitled to one vote for each share of Common Stock held.

         In accordance with Delaware law, abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any particular matter are included for purposes of determining the number of votes present and entitled to vote on that matter. Broker Shares that are not voted on any particular matter at the Meeting will not be treated as entitled to vote for that matter.

Proxies

         If the enclosed Proxy Card is properly executed and returned in time for the Meeting, the shares of Common Stock represented thereby will be voted in accordance with the instructions given thereon. If no instructions are given, shares will be voted "FOR" all of the Board's nominees for election to the Board of Directors and "FOR" each of the other matters discussed in this Proxy
Statement. Proxies will extend to, and be voted at, any adjournment or postponement of the Meeting.

         The Board of Directors does not presently intend to introduce any business at the Meeting other than as set forth in this Proxy Statement, and has not been informed that any other business is to be presented at the Meeting. Should any other matter properly come before the Meeting, however, the persons named as proxies in the accompanying Proxy Card or their duly authorized and constituted substitutes intend to vote or act thereon in accordance with their best judgment.

         Any stockholder who has executed and returned a Proxy Card and who for any reason wishes to revoke his or her proxy may do so at any time before the proxy is exercised by (i) giving written notice to the Secretary of the Company at the above address, (ii) voting the shares represented by such proxy in person at the Meeting, or (iii) giving a later dated proxy at any time before the Meeting. Attendance at the Meeting will not, by itself, revoke a proxy.

Expenses of Solicitation

         The costs of the solicitation of proxies will be borne by the Company. Such costs include preparation, printing and mailing of the Notice of Annual Meeting of Stockholders, this Proxy Statement, the enclosed Proxy Card and the Company's 1997 Annual Report, and the reimbursement of brokerage firms and others for reasonable expenses incurred by them in connection with the forwarding of proxy solicitation materials to beneficial owners. The solicitation of proxies will be conducted primarily by mail, but may also include telephone, facsimile or oral communications by directors, officers or regular employees of the Company acting without special compensation.

                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS


Introduction

         The nine individuals set forth in the table below are the Company's nominees for election to the Board of Directors at the Meeting. Directors are elected for terms of one year and until the next annual meeting of stockholders, and serve until resignation or succession by election or appointment. Each of the nominees has consented to being named as a nominee in this Proxy Statement and has agreed to serve if elected. If any nominee becomes unavailable for election at the time of the Meeting or is not able to serve if elected, the persons voting the proxies solicited hereby may in their discretion vote for a substitute nominee or the Board of Directors may choose to reduce the number of directors. The Board of Directors has no reason to believe that any nominee will be unavailable. Each of the nominees currently serves on the Company's Board of Directors.

         The following table sets forth each nominee's name, age as of March 30, 1998 and position with the Company, and the year in which each nominee first became a director:

 Name                                      Age      Position                                          Director
                                                                                                        Since
 C. Edward Acker.....................       69      Chairman of the Board of Directors                  1991
 Kerry B. Skeen......................       45      President, Chief Executive Officer and              1991
                                                    Director
 Thomas J. Moore.....................       41      Executive Vice President, Chief Operating           1997
                                                    Officer and Director
 Robert E. Buchanan..................       55      Director                                            1995
 Susan MacGregor Coughlin............       52      Director                                            1997
 Joseph W. Elsbury...................       68      Director                                            1991
 James J. Kerley.....................       75      Director                                            1991
 James C. Miller.....................       55      Director                                            1995
 John M. Sullivan....................       61      Director                                            1995

Recommendation of the Board

 .........The  Board of Directors  recommends a vote "FOR" each of the  nominees.
Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR election of each of the nominees.
Background of Nominees

 .........The  following is a brief account of the business experience of each of the nominees for election to the Board of Directors. There are no family relationships among the nominees or special understandings pursuant to which the nominees have been nominated as directors of the Company.

 .........C.  Edward Acker.  Mr. Acker is a co-founder of the Company and was its
Chief Executive Officer from its formation in October 1991 until March 1995. He became Chairman of the Board of Directors in April 1993, prior to which he had been Vice Chairman of the Board of Directors. He has been a Director since October 1991 and served as President of the Company from October 1991 until October 1992. Mr. Acker served as Chairman and Chief Executive Officer of Pan American World Airways, Inc. ("Pan Am") from 1981 until 1988. Since 1988, Mr. Acker has served as Chairman of The Acker Group, a private company which acts as both principal and adviser in airline-related transactions; and as a partner in Elsbury & Acker, an oil and natural gas exploration company. From February 1995 until February 1996, Mr. Acker served as Chairman and Chief Executive Officer of BWIA International Airways, Ltd. From 1993 to the present, he has served as Chairman of the Board and President of Air Assets, Inc.

 .........Kerry  B. Skeen.  Mr. Skeen is a co-founder of the Company and has been its President since October 1992 and Chief Executive Officer since March 1995. From October 1991 until October 1992, Mr. Skeen was Executive Vice President of the Company. He has been a Director of the Company since October 1991 and was its Chief Operating Officer from October 1991 to April 1997. Mr. Skeen was President of the Atlantic Coast division of WestAir Commuter Airlines, Inc. ("WestAir") from 1989 until it was acquired by the Company in 1991. From 1987 to 1989, Mr. Skeen was Vice President of Marketing and Sales of WestAir and, in 1989, was named Senior Vice President of WestAir. Mr. Skeen's affiliation with the regional airline industry began in 1983 when he directed the development and marketing activities of Delta Air Lines, Inc.'s regional airline program, "The Delta Connection."

 .........Thomas  J. Moore. Mr. Moore has been Executive Vice President and Chief
Operating Officer since April 1997, and was Senior Vice President of Maintenance and Operations from June 1994 until then. Prior to joining the Company, Mr. Moore spent nearly ten years with Continental Airlines in Houston, Texas, where he served at different times in the positions of staff vice president, senior director of technical planning, director of financial planning and division controller.

 .........Robert E. Buchanan.  Mr. Buchanan has been a Director since March 1995.
Mr. Buchanan is President of Buchanan Companies, LLC, a metropolitan Washington, D.C., real estate firm specializing in commercial and residential development, investments, construction and property management in suburban Washington. Mr. Buchanan has served on the Board of Directors of USLICO Corporation, and currently serves on the Board of Directors of the Washington Airports Task Force and the Economic Development Commission of Loudoun County, Virginia (former Chairman), which is home to the Company's corporate office and of its hub at Washington-Dulles International Airport.


 .........Susan  MacGregor  Coughlin.  Mrs.  Coughlin  has been a Director  since
October 1997. Mrs. Coughlin has been president of Air Safety Management Associates, an aviation consulting firm, since October 1997. From August 1995 to October 1997 she was President and Chief Operating Officer of BDM Air Safety Management Corp., which designs and develops air traffic control systems, and from April 1994 to August 1995 was a Senior Vice President and General Manager of BDM Federal, Inc. She served as a member of the National Transportation Safety Board from 1990 to 1994, where she was appointed to two consecutive terms as Vice Chairman in 1990 and 1992 and served as Acting Chairman in 1992. She held various positions with the U.S. Department of Transportation from 1987 to 1990 and from 1981 to 1983, and with the Export-Import Bank of the U.S. from 1983 to 1987.

 .........Joseph W. Elsbury. Mr. Elsbury has been a Director of the Company since its formation in October 1991. Mr. Elsbury has been a partner in Elsbury & Acker, an oil and natural gas exploration company, since 1987.

 .........James  J. Kerley.  Mr.  Kerley has been a Director of the Company since its formation in October 1991 and an independent financial consultant since 1986. Between 1993 and 1994, Mr. Kerley served as the non-executive Chairman of the Board of Rohr, Inc. From 1981 through 1985 he was Vice Chairman of the Board of Directors and Chief Financial Officer of Emerson Electric Co., and for eleven years prior to that was Chief Financial Officer of Monsanto Company. From 1962 to 1968, he served as Vice President-Finance and Chief Financial Officer of Trans World Airlines, Inc. Mr. Kerley is a director of Borg-Warner Automotive, Inc., DT Industries, Inc. and Goss Graphics Systems, Inc. During the past five years, Mr. Kerley has been, but is no longer, a member of the Boards of various other corporations, including Rohr Industries, Inc., Kellwood Company, Cyprus Amax Minerals, ESCO Electronics Corporation and Sterling Chemicals, Inc. He has also served as a director of Trans World Airlines, Inc., World Airways and Frontier Airlines.

 .........James  C. Miller III. Mr. Miller has been a Director  since March 1995.
He has been associated with Citizens for a Sound Economy since 1988, first as Chairman, and since 1993 as Counselor. He is also co-chairman of the Tax Foundation and John M. Olin Distinguished Fellow at George Mason University. He is a director of Washington Mutual Investors Fund. From 1985 to 1988, he served as Director of the Office of Management and Budget of the United States and as a member of President Reagan's cabinet. From 1981 to 1985, he was Chairman of the Federal Trade Commission. Mr. Miller wrote his Ph.D. dissertation on airline scheduling and is the co-author of, among other works, a Brookings Institution volume on airline regulation.

 .........John M. Sullivan.  Mr. Sullivan has been a Director since January 1995.
Mr. Sullivan joined the accounting firm of Arthur Andersen & Co. in 1958, and was a Partner from 1970 until his retirement from the firm in 1992. He served as International Tax Director for General Motors Corporation from 1992 to 1994, and is currently a financial and tax consultant. He is also a director of Group Maintenance America Corp.

Committees and Board Meetings

 .........During 1997, there were four regular meetings of the Board of Directors and four meetings by telephone conference. Each nominee attended 75% or more of the aggregate of the meetings of the Board and of the Board's committees on which he or she served except for Mr. Kerley, who attended 67% of these meetings.

 .........The  Board has two  standing  committees  -- an Audit  Committee  and a
Compensation Committee. Their functions are described below.

 .........Audit  Committee.  The Audit  Committee  meets with  management and the
Company's independent accountants to consider the adequacy of the Company's internal controls and financial reporting. The Audit Committee recommends to the Board the Company's independent accountants; discusses with the independent accountants their audit procedures, including the proposed scope and timing of the audit, the audit results and accompanying management letters; reviews the auditor's fees and services; and in general endeavors to ensure the independence of the auditors and accountants. The Audit Committee held two meetings during 1997. The current members of the Audit Committee are Messrs. Elsbury, Kerley and Miller, who serves as chairman.

 .........Compensation Committee. The Compensation Committee reviews and approves the direct and indirect compensation and employee benefits of the executive officers of the Company, particularly the Chief Executive Officer; administers the Company's stock option and incentive compensation plans; and reviews in general the Company's policies relating to the compensation of senior management and other employees. The Compensation Committee held four meetings during 1997. The current members of the Compensation Committee are Messrs. Sullivan, Buchanan and Acker, who serves as chairman.

Directors' Compensation

 .........Directors,  with the exceptions  noted below,  receive an annual fee of
$16,000 for serving as Directors, and are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof. Messrs. Acker, Skeen, and Moore, as officers of the Company, do not receive compensation for their service on the Board. Mr. Sullivan waived his annual fees through December 31, 1997, but began receiving his fee effective January 1, 1998. Non-employee directors are entitled to certain flight benefits made available to employees of the Company.

 .........Effective for the 1998 calendar year, outside directors also receive as additional compensation options to purchase 2,000 shares per year of the Company's common stock, which options vest if the individual continues to serve as a Director as of the end of the year of the grant. The option exercise price for 1998 grants was the last traded price of the Company's common stock at the time of the grant.

                                  PROPOSAL TWO

              AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION TO
                        CHANGE THE NAME OF THE COMPANY TO
                              "ACA HOLDINGS, INC."


         On January 29, 1998, the Board of Directors adopted resolutions (i) proposing to amend the Company's Restated Certificate of Incorporation to change the Company's name to "ACA Holdings, Inc.," subject to stockholder approval (the "Name Amendment"); (ii) declaring the Name Amendment to be advisable and in the best interests of the Company and its stockholders; and (iii) calling for submission of the Name Amendment for approval by the Company's stockholders at the Meeting.

Proposed Amendment to Restated Certificate of Incorporation

         The following is the text of Article I of the Company's Restated Certificate of Incorporation, as proposed to be amended by the Name Amendment:

         1. The name of the  corporation  (the  "Corporation")  is ACA Holdings,
Inc.

                                                               * * *

Purpose and Effect of the Name Amendment

         The Board of Directors believes that it is in the Company's best interest to change the Company's name because the Company, Atlantic Coast Airlines, Inc., a Delaware corporation (referred to in this paragraph only as the "Parent"), is a holding company that owns 100% of the stock of Atlantic
Coast Airlines, a California corporation (the "Subsidiary"). The Subsidiary engages in the business of operating an airline. Following stockholder approval of the Name Amendment, and conditioned on its obtaining certain required approvals, the Subsidiary intends to reincorporate as a Delaware corporation under the name "Atlantic Coast Airlines, Inc." If approved, the Name Amendment will make the name "Atlantic Coast Airlines, Inc." available for the Subsidiary in Delaware, make the Parent's name more clearly distinguishable from the Subsidiary's name and reflect the Parent's status as a holding company.

Vote Necessary to Approve the Amendment

         The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is necessary to approve the Name Amendment.

Recommendation of the Board

         The Board of Directors recommends a vote "FOR" the proposal to amend the Company's Restated Certificate of Incorporation to change the Company's name to "ACA Holdings, Inc." Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR approval of the Name Amendment.


                                 PROPOSAL THREE

               AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION
                  TO INCREASE THE NUMBER OF AUTHORIZED SHARES


         On January 29, 1998, the Board of Directors adopted resolutions (i) proposing that the Company's Restated Certificate of Incorporation be amended to increase the number of shares of Common Stock that the Company is authorized to issue, subject to stockholder approval of the amendment (the "Stock Amendment"),
(ii) declaring the Stock Amendment to be advisable and in the best interests of the Company and its stockholders; and (iii) calling for submission of the Stock Amendment for approval by the Company's stockholders at the Meeting.

Introduction

         The Company's Restated Certificate of Incorporation currently authorizes the issuance of (i) 15,000,000 shares of Common Stock, with a par value of two cents ($.02) per share ("Common Stock"); (ii) 6,000,000 shares of Class A-Non-Voting Common Stock, with a par value of two cents ($.02) per share ("Class A Non-Voting Common"); and (iii) 5,000,000 shares of Preferred Stock, with a par value of two cents ($.02) per share ("Preferred Stock").

         Current Use of Shares. As of March 2, 1998, the Company had approximately 11.5 million shares of Common Stock issued or committed and approximately 3.5 million shares remaining available for other purposes. The issued or committed shares included approximately 7.6 million shares outstanding, 2.9 million shares reserved for future issuance to holders of its 7% Convertible Subordinated Notes due 2004 (the "Notes," which are convertible into shares of Common Stock); and 1.0 million shares reserved for future issuance under the Company's various benefit plans, all of which are currently reserved for outstanding options.

         Stock Split. As part of the same resolution in which the Board of Directors proposed the Stock Amendment, the Board considered whether to effect a stock split. The Board determined that under certain conditions it may be appropriate to declare a stock split (the "Stock Split"), which would be effected as a dividend. Accordingly, the Board approved the Stock Split, and delegated to the Company's Chief Executive Officer the decision whether to effect the Stock Split subject to satisfaction of certain conditions. The Board's authorization to declare the Stock Split expires on April 22, 1998. If the Chief Executive Officer determines to declare the Stock Split, it will be conditioned on stockholder approval of the Stock Amendment. Stockholders are not being asked to vote on the Stock Split, but the Stock Split, if declared, will not take place unless the Stock Amendment is approved. Without this increase in authorized shares, the Company would not have enough authorized but unissued shares of Common Stock to effect the Stock Split.

Proposed Amendment to Restated Certificate of Incorporation

         The Board of Directors has adopted resolutions setting forth (i) the proposed amendment to Paragraph 1 of Article IV of the Company's Restated Certificate of Incorporation; (ii) the advisability of the Stock Amendment; and
(iii) a call for submission of the Stock Amendment for approval by the Company's stockholders at the Meeting.

         The following is the text of Paragraph 1 of article IV of the Restated Certificate of Incorporation of the Company, as proposed to be amended:

         1. The total number of shares which the Corporation shall have the authority to issue is 76,000,000 shares, which shall consist of
               (i) 65,000,000 shares of Common Stock ("Common"), par value $.02 per share; (ii) 6,000,000 shares of Class A Non-Voting Common Stock, par value $.02 per share ("Class A Non-Voting Common" and, together with the Common, the "Common Stock"); and (iii) 5,000,000 shares of preferred stock, par value $.02 per share ("Preferred Stock").

                                      * * *

Purpose and Effect of the Stock Amendment

         The Board of Directors believes that it is in the Company's best interests to increase the number of shares of Common Stock that the Company is authorized to issue in order to give the Company additional flexibility to maintain a reasonable stock price through stock splits and stock dividends and to issue Common Stock for other proper corporate purposes that may be identified in the future, including without limitation to raise equity capital, to adopt additional employee benefit plans or reserve additional shares for issuance under such plans, and to make acquisitions through the use of Common Stock. As noted above, the Board of Directors has approved the Stock Split, subject to the Chief Executive Officer's final determination and to the satisfaction of certain conditions, including stockholder approval of the Stock Amendment.

         Other than with respect to the Stock Split and as permitted or required under the Company's employee benefit plans, outstanding options and the Notes, (which are convertible into shares of Common Stock), the Board of Directors has no immediate plans, understandings, agreements or commitments to issue additional Common Stock for any purposes. However, no additional action or authorization by the Company's stockholders would be necessary prior to the issuance of additional shares unless required by applicable law or the rules of any stock exchange or national securities association trading system on which the Common Stock is then listed or quoted.

         Under the Company's Restated Certificate of Incorporation, the Company's stockholders do not have preemptive rights with respect to Common Stock. Thus, should the Board of Directors elect to issue additional shares of Common Stock, existing stockholders would not have any preferential rights to purchase the newly issued shares. In addition, if the Board of Directors elects to issue additional shares of Common Stock, such issuance could have a dilutive effect on the earnings per share, voting power and shareholdings of current stockholders.

         The Stock Amendment could, under certain circumstances, have an anti-takeover effect, although this is not its intention. For example, in the event of a hostile attempt to take control of the Company, it may be possible for the Company to endeavor to impede the attempt by issuing shares of the Common Stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to acquire control of the Company. The Stock Amendment therefore may have the effect of discouraging unsolicited takeover attempts. However, the Board of Directors is not aware of any attempt or proposal to take control of the Company.

Effect of the Potential Stock Split

         If declared, the Stock Split will be effected as a special distribution to holders of outstanding Common Stock. If the Company's Chief Executive Officer determines to declare the Stock Split, the Stock Split will not change the Company's total stockholders' equity. The aggregate amount of capital represented by the outstanding shares of Common Stock will be increased by $.02 for each share issued to effect the Stock Split and the Company's Additional paid-in capital account will be reduced by the same amount. The Company has been advised that, based on current tax law, the Stock Split should not result in any gain or loss for Federal income tax purpose. As noted above, the Stock Split is contingent, among other events, on stockholder approval of the Stock Amendment, but stockholders are not being asked to vote on the Stock Split.

Vote Necessary to Approve the Amendment

         The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is necessary to approve the Stock Amendment.

Recommendation of the Board

         The Board of Directors recommends a vote "FOR" the proposal to amend the Company's Restated Certificate of Incorporation to increase the number of shares of Common Stock that the Company is authorized to issue to 76,000,000. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR approval of the Stock Amendment.


                                  PROPOSAL FOUR

          ADOPTION OF AN AMENDMENT TO THE ATLANTIC COAST AIRLINES, INC.
                            1995 STOCK INCENTIVE PLAN


         The 1995 Stock Incentive Plan (the "1995 Plan) was adopted by the Board of Directors and approved by the shareholders in 1996. As approved at that time, the aggregate number of shares of the Company's common stock $0.02 par value (the "Common Stock") that can be issued under the 1995 Plan may not exceed 750,000. As of March 16, 1998, 91 shares remained available for future Awards (as defined below) under the 1995 Plan and under the Company's 1992 Stock Incentive Plan. On January 29, 1998, the Board of Directors approved, subject to stockholder ratification, an amendment to the 1995 Stock Incentive Plan to increase the aggregate number of shares of Common Stock that can be issued under the 1995 Plan to 1,250,000. On that same date, the Compensation Committee also approved awards of options to purchase an additional 150,000 shares subject to the approval by the shareholders of the proposed amendment. Other than with respect to the number of shares available under the 1995 Plan, the Board has not amended the other terms of the 1995 Plan. The following summary of the main features of the 1995 Plan is qualified in its entirety by the complete text of the 1995 Plan, which is set out as Exhibit A to this Proxy Statement.

         PURPOSE. The 1995 Plan is designed to encourage ownership of the Common Stock by eligible key employees and directors of the Company and to provide increased incentive for such employees and directors to render services and to exert maximum effort for the business success of the Company through grants of options and other stock-based awards (any such option or award, an "Award"). In addition, the Plan is designed to further strengthen the identification of employees and corporate directors with the stockholders by providing for various incentive arrangements that involve or are based on the value of the Common Stock.

         The 1995 Plan has various provisions so that Awards under it may, but need not, qualify for an exemption from the "short swing liability" provisions of Section 16(b) of the Securities Exchange Act of 1934 pursuant to Rule 16b-3 and/or qualify as "performance based compensation" that is exempt from the $1 million limitation on the deductibility of compensation under Section 162(m) of the Internal Revenue Code (the "Code").

         ELIGIBILITY. The persons eligible to participate in the Plan as recipients of Awards ("Participant") shall include only key employees and directors of the Company or its affiliates at the time the Award is granted. The Company estimates that approximately 100 employees and directors may potentially be eligible for awards under the 1995 Plan.

         ADMINISTRATION. The 1995 Plan is administered by a committee (any such committee, a "Committee") of the Board of Directors of the Company (the "Board"). With respect to Awards granted to the Company's executive officers, the Committee may consist of two or more directors meeting the requirements necessary for Awards to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 and/or for Awards to qualify as "performance based compensation" under Section 162(m) of the Code, to the extent that the Company determines to satisfy such requirements. With respect to any Award that is not intended to satisfy the conditions of Exchange Act Rule 16b-3 or Code Section 162(m)(4)(c), the Committee may delegate all or any of its responsibilities to one or more directors of the Company, including individuals who participate in the 1995 Plan.

         Subject to the express provisions of the 1995 Plan, the Committee has broad authority to administer and interpret the 1995 Plan, including, without limitation, authority to determine who is eligible to participate in the 1995 Plan and to which of such persons, and when, Awards are granted under the 1995 Plan; to determine the number of shares of Common Stock subject to Awards and the exercise or purchase price of such shares under an Award; to establish and verify the extent of satisfaction of any performance goals applicable to Awards, to prescribe and amend the terms of the agreement evidencing Awards made under the 1995 Plan; and to make all other determinations deemed necessary or advisable for the administration of the 1995 Plan.

         STOCK SUBJECT TO THE 1995 PLAN. The aggregate number of shares of the Common Stock that can be issued under the 1995 Plan may not exceed 1,250,000. The aggregate number of shares subject to Awards granted under the 1995 Plan during any calendar year to any one Participant may not exceed 500,000. The number of shares subject to the 1995 Plan and to outstanding Awards under the 1995 Plan will be appropriately adjusted by the Board of Directors if the Company's Common Stock is affected through a reorganization, merger, stock split, spin-off, or similar transaction. For purposes of calculating the aggregate number of shares issued under the 1995 Plan, only the number of shares actually issued upon exercise or settlement of an Award and not returned to the Company upon cancellation, expiration or forfeiture of an Award or in payment or satisfaction of the purchase price, exercise price or tax withholding obligation of an Award shall be counted. On March 16, 1998, the Company's closing stock price was $49.375.

         AWARDS. Awards that are granted under the 1995 Plan are not restricted to any specified form or structure. Instead, the 1995 Plan authorizes the grant, issuance, sale or bonus grant of stock options, restricted stock, reload options, stock appreciation rights, limited stock appreciation rights, or performance shares, or any other arrangement that involves or might involve the issuance of Common Stock or a right or interest with a value based on the value of the Common Stock, and an Award may consist of one such security or benefit, or consist of or be amended to include two or more of them in tandem or in the alternative. The Committee may permit the taxes required to be withheld by the Company or paid by the Participant in connection with the exercise of an option or the exercise, vesting or settlement of any other Award to be satisfied by having the Company withhold shares of Common Stock issuable under such option or Award, or by surrendering to the Company previously owned shares.

         STOCK OPTIONS. Subject to the express provisions of the 1995 Plan and as discussed in this paragraph, the Committee has discretion to determine the vesting schedule of options, the events causing an option to expire, the number of shares subject to any option, and such further terms and conditions, in each case not inconsistent with the 1995 Plan, as may be determined from time to time by the Committee. Options granted under the 1995 Plan may be either Incentive Stock Options qualifying under Code Section 422 or options which are not intended to qualify as Incentive Stock Options ("nonqualified options"). The exercise price for options is determined by the Committee, but in the case of options intended to qualify as Incentive Stock Options or as performance based compensation under Code Section 162(m) may not be less than 100% of the fair market value of the Company's Stock on the date the option is granted. The exercise price of an option may be paid through various means specified by the Committee, including in cash or by check, by delivering to the Company shares of the Company's stock, by a reduction in the number of shares issuable pursuant to such option, or by a promissory note or other commitment to pay (including such a commitment by a stock broker). Options may have a term of up to ten years, and options with a less than ten year term may be amended to increase the term thereof to up to ten years. The Committee from time to time may permit a Participant to surrender for cancellation any unexercised outstanding option and receive from the Company in exchange an option for such number of shares of Common Stock as may be designated by the Committee. The Committee may, with the consent of the person entitled to exercise any outstanding option, amend such option, including reducing the exercise price of any option to not less than the fair market value of the Common Stock at the time of the amendment and extending the term thereof.

         CHANGE OF CONTROL. The Committee may provide that a Corporate Change (as defined below) has such effect (if any) as the Committee specifies, which may include that options become fully exercisable, either for their full term or for a limited time, or that options are surrendered to the Company for substitution with options issued by the other company involved in the Corporate Change or for cancellation and payment of the difference between the aggregate fair market value of the shares underlying the option and the aggregate exercise price of the option. "Corporate Change" is defined in the 1995 Plan to include certain transactions that would result in over 50% of the Company's outstanding shares being held by certain persons or groups, certain substantial changes in the Board of Directors, the approval of certain fundamental changes to the Company's structure, such as merger, consolidation, reorganization, liquidation or dissolution and other events specified by the Committee.

         AMENDMENTS AND TERMINATION. The Board may amend, alter or discontinue the Plan, but no amendment or alteration shall be made which would impair the rights of any Award holder, without his consent, under any Award theretofore granted. Notwithstanding the foregoing, if an amendment to the 1995 Plan would affect the ability of Awards granted under the 1995 Plan to comply with Rule 16b-3 under the Exchange Act or Section 422 or 162(m) or other applicable provisions of the Code, the amendment shall be approved by the Company's stockholders to the extent required to comply with Rule 16b-3 under the Exchange Act, Section 422 or Section 162(m) of the Code, or other applicable provisions of or rules under the Code.

         FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS. The following is a brief summary of the principal United States Federal income tax consequences under current Federal income tax laws related to incentive Awards under the 1995 Plan. This summary is not intended to be exhaustive and, among other things, does not describe state or local tax consequences.

                  Section 162(m): As described above, options granted under the 1995 Plan may qualify as `performance-based compensation' under Section 162 of the Code in order to preserve Federal income tax deductions by the Company with respect to any compensation required to be taken into account under Section 162 of the Code that is in excess of $1,000,000 and paid to a `Covered Employee' (as defined in Section 162). To so qualify, options must have an exercise price at least equal to the fair market value of the underlying shares on the date of grant, be awarded by a Committee consisting of two or more `outside directors' (as defined in Section 162), and satisfy the 500,000 share limit on the total number of shares subject to options that may be awarded to any one Participant during any calendar year.

                  Nonqualified Options: The recipient of a nonqualified option does not recognize income at the time the option is granted. When the nonqualified option is exercised, the grantee recognizes ordinary income equal to the difference between the fair market value on the exercise date of the number of shares issued and their exercise price. The Company receives a deduction equal to the amount of ordinary income recognized by the Participant. The Participant's basis in the shares acquired upon exercise of an option is equal to their exercise price plus the ordinary income recognized upon exercise. Upon subsequent disposition of the shares, the Participant will recognize capital gain or loss, which will be short-term or long term, depending upon the length of time the shares were held since the date the nonqualified option was exercised.

                  Incentive Stock Options: In general, the recipient of an Incentive Stock Option will not be subject to tax at the time the Incentive Stock Option is granted or exercised. However, the excess of the fair market value of the shares received upon exercise of the Incentive Stock Option over their exercise price is potentially subject to the alternative minimum tax. Upon disposition of the shares acquired upon exercise of an Incentive Stock Option, long-term capital gain or loss will be recognized in an amount equal to the difference between the sales price and the aggregate exercise price for those shares provided that the Participant has not disposed of the shares within one year from the date the Incentive Stock Option was exercised and two years from the date the Incentive Stock Option was granted. If the participant disposes of the shares without satisfying both holding period requirements (a `Disqualifying Disposition'), the participant will recognize ordinary income at the time of such Disqualifying Disposition to the extent of the difference between the option exercise price and the lesser of the fair market value of the shares on the date the Incentive Stock Option is exercised or the amount realized on such Disqualifying Disposition. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending upon how long the shares have been held. The Company is not entitled to a tax deduction upon either the exercise of an Incentive Stock Option or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the Participant recognizes ordinary income in a Disqualifying Disposition.


                  Special Rules. To the extent a Participant pays all or part of the option exercise price of a nonqualified stock option by tendering shares already owned by the Participant, the tax consequences described above apply except that the number of shares received upon such exercise shall have the same basis and tax holding period as the shares surrendered. If the shares surrendered had previously been acquired upon the exercise of an Incentive Stock Option, the surrender of such shares may be a Disqualifying Disposition if the holding period requirements described above have not been satisfied with respect to such shares at the time of such exercise. The additional shares of the Company Common Stock received upon such exercise have a tax basis equal to the amount of ordinary income recognized on such exercise and a holding period which commences on the date of exercise. Under proposed Treasury regulations, if any Participant exercises an Incentive Stock Option by tendering shares previously acquired on the exercise of an Incentive Stock Option, a Disqualifying Disposition may occur if the holding period requirements described above have not been satisfied with respect to such shares at the time of such exercise, and the Participant may recognize income and be subject to other basis allocation and holding period requirements.

NEW PLAN BENEFITS. On January 29, 1998, the Compensation Committee approved the grant of certain stock options to employees under the 1995 Plan subject to shareholder approval of this Proposal Four. The following table sets forth the number of shares underlying these options.

                                                    Number of Shares Underlying
                      Name and Position                            Option

Kerry B. Skeen, President & CEO                                    50,000
C. Edward Acker, Chairman                                            --
Thomas J. Moore, Executive Vice President                          25,000
Michael S. Davis, Senior Vice President                            15,000
Paul H. Tate, Senior Vice President & CFO                          25,000

Executive Officers, as a Group                                    130,000
Non-Executive Directors, as a Group                                  --
Non-Executive Officer Employees, as a Group                        20,000


         VOTE NECESSARY TO RATIFY AMENDMENT. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present and entitled to vote at the Meeting is necessary to ratify the Board's amendment to the 1995 Plan.

         RECOMMENDATION OF THE BOARD. The Board of Directors recommends a vote "FOR" ratification of the amendment to increase the number of shares of Common Stock available under the 1995 Plan. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR ratification of the amendment.

                                  PROPOSAL FIVE
                      RATIFICATION OF INDEPENDENT AUDITORS


         The Board has selected KPMG Peat Marwick LLP, Certified Public Accountants, as the Company's independent auditors for the fiscal year ending December 31, 1998. In the event that the Board's selection of auditors is not ratified by a majority of the shares of Common Stock voting thereon, the Board will review its future selection of auditors.

         Effective October 24, 1997, the Company dismissed BDO Seidman LLP as its certifying accountant. BDO Seidman's reports on the Company's financial statements for the fiscal years ending December 31 1995 and 1996 did not contain any adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the Company's past two fiscal years, there were not any disagreements with BDO Seidman on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure that, if not resolved to BDO Seidman's satisfaction, would have caused it to make reference to the subject matter of the disagreements in connection with its reports. The Board of Directors' Audit Committee recommended, and the Board of Directors approved, the decision to change accountants. KPMG Peat Marwick LLP conducted the Company's audit for fiscal 1997.

         A representative of KPMG Peat Marwick LLP is expected to attend the Meeting and will have the opportunity to make a statement and/or respond to appropriate questions from stockholders present at the Meeting.

Vote Necessary to Approve Ratification

         The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present and entitled to vote at the Meeting is necessary to ratify the Board's selection of KPMG Peat Marwick LLP as the Company's independent auditors.

Recommendation of the Board

         The Board of Directors recommends a vote "FOR" the ratification of the selection of KPMG Peat Marwick LLP as the Company's independent auditors for the year ending December 31, 1998. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR ratification of the selection of KPMG Peat Marwick LLP.

                               EXECUTIVE OFFICERS

         The following table sets forth the name, age as of March 30, 1998, and position of each executive officer of the Company:

                                                                                                      Officer
          Name                              Age                      Position                          Since
          ----                              ---                      --------                          -----
 C. Edward Acker......................       69     Chairman of the Board of Directors                 1991
 Kerry B. Skeen.......................       45     Chief Executive Officer, President, and            1991
                                                    Director
 Thomas J. Moore......................       41     Executive Vice President and Chief                 1994
                                                    Operating Officer
 Paul H. Tate.........................       46     Senior Vice President, Chief Financial             1997
                                                    Officer, Treasurer, and Assistant
                                                    Secretary
 Michael S. Davis.....................       33     Senior Vice President - Customer Service           1995
 Richard J. Kennedy...................       43     Vice President, General Counsel and                1996
                                                    Secretary
 David W. Asai........................       42     Vice President Financial Planning,                 1998
                                                    Controller and Assistant Secretary


Background of Executive Officers

 .........The  following is a brief account of the business experience of each of the executive officers of the Company other than Messrs. Acker, Skeen, and Moore, each of whose background is described above. There are no family relationships or special understandings pursuant to which such persons have been elected as executive officers of the Company.

 .........Paul  H. Tate.  Mr. Tate has served as Senior Vice  President and Chief
Financial Officer since February 1997. From 1993 until that time, he served in various officer capacities at Reno Air, Inc., based in Reno, Nevada, most recently as Chief Financial Officer. Prior to that Mr. Tate served as Vice President - Controller and Vice President of Information Systems with Midway Airlines for over eleven years. Mr. Tate is a Certified Public Accountant.

 .........Michael  S.  Davis.  Mr.  Davis has served as Senior  Vice  President -
Customer Service since May 1995. From 1993 until that time, he served as Vice President, Customer Service, for Business Express Airlines, Inc. Previously, from 1986, he served in a variety of positions with USAir, Inc., including Station Manager in Boston, Passenger Service Manager in Philadelphia, Ramp Operations Manager in Dayton, and various positions in Pittsburgh.

 .........  Richard J.  Kennedy.  Mr.  Kennedy has served as General  Counsel and
Secretary since May 1996 and was named Vice President in November 1997. From 1991 until joining the Company he was with British Aerospace Holdings, Inc., where he served in various capacities including contract negotiation, aircraft finance, and financial restructuring. Previously he was a private attorney in Washington, D.C. for over ten years.

 .........David  W.  Asai.  Mr.  Asai  has  served  as Vice  President  Financial
Planning, Controller and Assistant Secretary since January 1998. From December 1994 until that time, he served as Vice President, Controller and Chief Accounting Officer at Reno Air, Inc. From July 1992 to November 1994, Mr. Asai was Vice President - Finance and Chief Financial Officer of Spirit Airlines, Inc. From 1981 to June 1992, Mr. Asai was employed by Midway Airlines, Inc. in various capacities, most recently as Director of Financial Planning and Analysis. Mr. Asai is a Certified Public Accountant.

Executive Compensation

 .........The  following table sets forth information  regarding the compensation of the individual who served as the Company's Chief Executive Officer during 1997 and the Company's four other most highly compensated executive officers serving as executive officers at December 31, 1997. Bonus amounts reflect amounts earned for the specified year regardless of when paid. Amounts reported as earned in 1995 have been restated from the April 10, 1996 Proxy Statement to conform to this method of reporting.

                                                Summary Compensation Table

                                                                                                     Long Term
                                                                                                   Compensation
                                                     Annual                            Other          Awards           All
                                                  Compensation                         Annual       Securities        Other
  Name and Current Position     Year                 Salary         Bonus          Compensation     Underlying    Compensation
  -------------------------     ----                 ------         -----          ------------       Options     ------------


C. Edward Acker                 1997                $180,000       $52,406           $8,380 (1)       10,000        $3,491 (2)
Chairman and former             1996                 180,000        45,838              275 (1)            0        14,188
Chief Executive                 1995                 180,000        44,097            3,768 (1)            0        13,588
Officer

Kerry B. Skeen                  1997                 275,577       363,474           25,650 (1)      110,000        61,193 (2)
Chief Executive                 1996                 255,000       327,823            4,699 (1)      100,000        61,464
Officer and President           1995                 199,933       299,581            2,015 (1)      100,000         7,697

Thomas J. Moore                 1997                 147,843       157,578           22,444 (1)       25,000        24,249 (2)
Executive Vice                  1996                 128,281       127,963           15,147 (1)       50,000        19,982
President and Chief             1995                 112,170        77,011            1,881 (1)        5,000         7,404
Operating Officer

Paul H. Tate                    1997                 119,423       131,478           58,484 (1)       50,000           --
Senior Vice President           1996                     (3)           (3)                  (3)         (3)                (3)
Chief Financial                 1995                     (3)           (3)                  (3)         (3)                (3)
Officer, Treasurer,
and Asst. Secretary

Michael S. Davis                1997                 126,000       133,966           18,081 (1)        5,000        21,288 (2)
Senior Vice President           1996                 117,298       116,627            4,007 (1)       55,000        22,425
Customer Service                1995                     (3)           (3)                  (3)          (3)               (3)


--------------
(1) Includes income from certain tax reimbursement payments. For Mr. Tate, also includes $29,904 in reimbursement of relocation costs.
(2) Represents term life insurance premiums in the amount of $3,491 for Mr. Acker, $11,842 for Mr. Skeen, $4,257 for Mr. Moore and $4,666 for Mr. Davis, and the actuarial valuation, determined under Securities and Exchange Commission ("SEC") rules, for the "whole life" component of coverage paid by the Company for split-dollar life insurance under the Company's deferred compensation program, in the amount of $49,351 for Mr. Skeen, $19,992 for Mr. Moore, and $16,622 for Mr. Davis. If all assumptions as to life expectancy, length of service and other factors occur in accordance with projections, the Company expects to recover the premiums it pays with respect to the whole life component of the coverage.
(3) Not previously reportable.

     The following table sets forth information regarding grants of stock options by the Company during the fiscal year ended December 31, 1997, to the executive officers named in the Summary Compensation Table above.

                        Option Grants in Last Fiscal Year
                                Individual Grants


                     Number of        % of Total
                    Securities     Options Granted                 Market Price
                    Underlying      to Employee in                  on Date of                         Potential Realized Value at
                  Options Granted    Fiscal Year       Exercise        Grant                          Assumed Annual Rates of Stock
      Name                                              Price                      Expiration Date        Price Appreciation (2)
                                                                                                            5%             10%

C. Edward Acker      10,000(1)              3%          $22.875        $22.875     October 22, 2007       $138,769       $356,463

Kerry B. Skeen       50,000(1)             33%           16.500         16.500      July 16, 2007          498,477      1,282,416
                     50,000(1)                           21.500         21.500     October 1, 2007         798,229      1,907,804
                     10,000(1)                           22.875         22.875     October 22, 2007        138,769        356,463

Thomas J. Moore      20,000(1)            7.5%           13.750         13.750      April 16, 2007         185,163        457,732
                      5,000(1)                           22.875         22.875     October 22, 2007         69,385        178,232

Paul H. Tate         35,000(1)             14%           14.125         14.125     January 23, 2007        339,415        833,297
                     10,000(1)                           16.500         16.500      July 16, 2007           99,695        256,483
                      5,000(1)                           22.875         22.875     October 22, 1998         69,385        178,232

Michael S. Davis      5,000(1)            1.5%           22.875         22.875     October 22, 2007         69,385        178,232



(1) Options vest in equal portions over a three year period and become fully exerciseable upon a change in control subject in certain cases to the discretion of the Compensation Committee or the Board of Directors.
(2) Assumed value at the end of ten year period pursuant to SEC mandated calculations, although these percentages do not necessarily reflect expected appreciation or actual period of holding by executive.

      The following table provides information regarding the exercise of options during the year ended December 31, 1997, and the number and value of unexercised options held at December 31, 1997, by the executive officers named above.

Aggregate Option Exercises in 1997 and Option Values at December 31, 1997





                               Shares                           Number of Securities Underlying        Value of Unexercised
                              Acquired                                  Unexercised                      In-the-Money Options
                                 on             Value                Options at FY-End                       at FY-End(1)
            Name              Exercise       Realized(2)        Exercisable     Unexercisable      Exercisable     Unexercisable
            ----              --------       -----------        -----------     -------------      -----------     -------------
   C. Edward Acker             72,500          $1,286,446          275,000            10,000       $8,159,250           $88,750
   Kerry B. Skeen              47,917             576,481           85,416           210,000        2,017,443         3,563,736
   Thomas J. Moore             15,500             333,000           29,498            60,002          682,832         1,115,978
   Paul H. Tate                    --                  --               --            50,000               --           813,750
   Michael S. Davis             7,500             112,875           27,498            50,002          574,855           939,832

(1) Based upon a market value of the Common Stock of $31.75 per share as of December 31, 1997. (2) Based on difference between option exercise price and market price of Common Stock on date of exercise.


Employment Agreements

         Under an agreement between the Company and Kerry B. Skeen, as amended on October 16, 1996 (the "Skeen Agreement"), the Company has agreed to employ Mr. Skeen as Chief Executive Officer through October 2000. The Skeen Agreement provides for automatic twelve month extensions unless earlier terminated and for an annual base salary of $295,000 effective October, 1997, which amount may be increased from time to time by the Board's Compensation Committee. The Skeen Agreement further provides that Mr. Skeen shall participate in any bonus plan provided to executive officers generally, in the Company's deferred compensation program, and in employee benefit and medical plans and other arrangements as the Compensation Committee shall determine. In addition, the Skeen Agreement provides that Mr. Skeen shall be granted options covering 50,000 shares on October 1, 1997 and 1998.

         Under the Skeen Agreement, if Mr. Skeen's employment is terminated by the Company "without cause", or if he terminates his own employment "with good reason" (including any termination by the Company within twelve months, or by Mr. Skeen within six months, after a "Change in Control"), then: (1) all of Mr. Skeen's options become immediately exercisable; (2) he is paid the maximum bonus amounts under all bonus programs in which he is participating; and (3) he is paid his full base salary for the longer of 24 months or through October 19, 1999. In addition, all of Mr. Skeen's options become immediately exercisable upon any Change in Control. If Mr. Skeen's employment is terminated by the Company other than for Cause, or by Mr. Skeen, then the Company will release to Mr. Skeen its interest in his life insurance policy, including earnings from invested funds in an amount equal to a specified percentage (which shall be 100% upon a Change in Control) of the premiums paid by the Company.

         Under separate agreements between the Company and Messrs. Moore and Davis (each of which was effective January 1, 1997 and extended effective
January 1, 1998) and Mr. Tate (which was effective February 1, 1998) (collectively, the "Officer Agreements"), the Company agreed to employ Mr. Moore as Senior Vice President of Maintenance & Operations through December 31, 1998, Mr. Davis as Senior Vice President of Customer Sales and Services through December 31, 1998 and Mr. Tate as Senior Vice President and Chief Financial Officer through January 31, 1999. The Officer Agreements provide for automatic twelve month extensions unless earlier terminated, and for annual base salaries, all of which may be and have been increased from time to time by the Compensation Committee to amounts above that specified in the original agreements. The Officer Agreements provide that Messrs. Moore, Davis and Tate shall participate in any bonus plan provided to executive officers generally, in the Company's deferred compensation program, and in employee benefit and medical plans and other arrangements as the Compensation Committee shall determine.

         Under the Officer Agreements, if Mr. Moore, Mr. Davis or Mr. Tate is terminated by the Company "without cause", then the terminated officer shall receive his full base salary and major medical insurance coverage for a period of twelve months, a portion of any annual bonus prorated to the date of termination and, in some instances, immediate vesting of certain stock options. If employment is terminated by the Company "without cause", or by the applicable officer, then the Company will release to the terminated officer its interest in the officer's life insurance policy including earnings from invested funds in an amount equal to a specified percentage (which shall be 100% upon a Change in Control) of the premiums paid by the Company.


                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

         Compensation for Messrs. Skeen, Moore, Tate, and Davis (the "Senior Executive Officers"), consists primarily of base salary, bonus, stock option grants and participation in a deferred compensation program. In 1997 the Compensation Committee, consistent with previous years' compensation practices, maintained a policy of using primarily operational and financial performance criteria, along with other discretionary factors, to adjust the compensation of its executive officers. The Committee reviewed and considered performance measures for year-to-date improvements by the Company's executive officers and also used industry performance averages as a comparison factor.

         Agreements between the Company and each of the Senior Executive Officers establish minimum base salaries. The Compensation Committee increased base salaries for these individuals in 1997 (and for Mr. Tate in January 1998) in recognition of the current and long-term level of the Company's performance and each individual's contribution to that performance since the last review.

         Senior Executive Officers participate in the Senior Management Incentive Plan ("SMIP"), under which they may receive a percentage of their salary as bonus. SMIP payments are based on percentage improvements in the Company's earnings per share over the prior year and on price performance of the Company's stock relative to its peer group members, each in comparison to targets established early in the year. Maximum payouts range from 100% for the Chief Executive Officer to lesser percentages for other participants. For 1997, participants in the SMIP received the maximum bonus allowed under the program. Senior Executive Officers also participate with all other management employees in the Management Incentive Plan ("MIP"), which provides for additional bonus compensation based on the attainment of specified levels of profit margin, costs and operating performance. The 1997 MIP bonus was in the upper one-third of the maximum payout and represented a composite rate made up of actual performance in each of the goal categories. In October 1997 the Compensation Committee elected to reduce cash bonuses for senior level MIP participants in favor of longer-term incentive compensation by reducing the maximum awards under MIP beginning in 1998 and granting these individuals stock options in lieu thereof. Finally, the Committee granted options at various times in 1997 in recognition of individual contributions to favorable mid-year results and operational successes.

         In October 1997 the Compensation Committee adjusted incentive compensation to provide that awards are earned over a longer term. Maximum cash bonuses payable to senior level MIP participants were reduced effective 1998, and affected individuals, including all Senior Executive Officers, were awarded stock options in lieu thereof. Further, the vesting period for employee stock options was increased from three years to five years for options granted effective January 1, 1998.

         The Committee reviewed Mr. Skeen's compensation as President and Chief Executive Officer at its October 22, 1997 meeting. The Skeen Agreement was amended at that time to provide for a base pay and deferred compensation adjustment of 9%. The Committee also made a discretionary award of stock options to Mr. Skeen for 50,000 shares in July 1997. The pay adjustment and the stock award were given in recognition of Mr. Skeen's leadership in developing and implementing the Company's regional jet strategy and for successfully handling negotiations related thereto. Finally, Mr. Skeen was awarded stock options for 10,000 shares in October 1997 in conjunction with a reduction in the maximum cash payout to him under MIP beginning in 1998.

         Section 162(m) of the Internal Revenue Code of 1986, as amended, disallows corporate tax deductions for compensation in excess of $1 million paid to each of the five highest paid officers of the Company unless such compensation is deemed performance related within the meaning of Section 162(m). The 1995 Stock Incentive Plan is designed so that compensation under the Plan can qualify as "performance based compensation" which is not subject to ss.162(m). The Company does not believe that, apart from stock options, its arrangements will result in excess of $1 million being paid to any of its executive officers, but is continuing to study how to respond to the possible effects of ss.162(m).

                                                     Compensation Committee

                                                   C. Edward Acker, Chairman
                                                       Robert E. Buchanan
                                                        John M. Sullivan

         The above report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee Interlocks and Insider Participation

         During 1997 Mr. Acker served as Chairman of the Board of the Company, and together with Messrs. Buchanan and Sullivan (beginning in July 1997), and with Mr. Gordon Cain (prior to July 1997), served on the Compensation Committee.

Company Stock Performance Graph

         The graph below compares the cumulative total return on Atlantic Coast Airlines, Inc. ("ACAI") Common Stock since July 21, 1993, when the Company became publicly traded, with the cumulative total return on the Nasdaq Market Index and the peer group index selected by the Company. The comparison assumes an investment of $100 each in the Company's Common Stock, the Nasdaq Market Index and the peer group on July 21, 1993, with dividends reinvested when they are paid. The companies included in the peer group are ASA Holdings, Inc. (formerly Atlantic Southeast Airlines, Inc.), CCAIR, Inc., Comair Holdings, Inc., Mesa Air Group, Inc., and SkyWest, Inc. The Company is not included in the peer group. In the calculation of the annual cumulative stockholder return of the peer group index, the stockholder returns of the companies included in the peer group are weighted according to their stock market capitalization.

[GRAPHIC OMITTED]

-------------------------------------------------------------------------------
7/93 9/93  12/933/94  6/94 9/94 12/94 3/95 6/95 9/95 12/95 3/96 6/96
9/96 12/96 3/97 6/97 9/97 12/97 2/98


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
ACAI  100  136 81 56 40 26 19 26 88 78 103  155  131 118 123 135 158 215 318 434
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
PEER GROUP 100 101 106 105 75 70 54 55 96 89 82 101 116 95 93 86 110 111 133 160
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
NASDAQ  100  109 111 107 102 110 109 118 136 152 154 161 174 180 189 179 212 247
232                                                                          240
--------------------------------------------------------------------------------

         Prior to July 21, 1993, there was no active market for the Company's Common Stock Therefore, the prices of the Company's Common Stock as set forth in the Performance Graph are for a period from July 21, 1993 until February 28, 1998.
                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

         The following table sets forth certain information, as of March 11, 1998 (except as noted otherwise), concerning beneficial ownership of the Company's Common Stock by (i) each person known by the Company based on Schedule 13D/G filings with the SEC to own beneficially more than five percent of the outstanding shares of the Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table, and (iv) all directors and executive officers of the Company as a group. Except as noted otherwise all amounts reflected in the table represent shares in which the beneficial owners have sole voting and investment power.

                                                      Number of Shares
                                                     Beneficially Owned
Name                                            Shares                Percent

Gordon A. Cain                               1,520,500                 19.9%
Eight Greenway Plaza
Suite 702
Houston, TX  77046

Franklin Resources, Inc.                      822,675(1)               10.7%
777 Mariners Island Boulevard
6th Floor
San Mateo, CA  94404

AXA Assurances I.A.R.D. Mutuelle              776,400(2)               10.2%
The Equitable Companies, Incorporated
787 Seventh Avenue
New York, NY  10019

Atlantic Coast Airlines                       555,377(3)                7.3%
Employee Stock Ownership
Trust, Bank One, Texas, N.A. ,
as Trustee
910 Travis Street
Houston, TX  77002

Bankers Trust New York Corporation            549,624(4)                7.2%
130 Liberty Street
New York, NY  10006

C. Edward Acker                               508,864(5)                6.5%

HBK Investments, L.P.                         443,554(6)                5.5%
777 Main Street
Suite 2750
Fort Worth, TX  76102

Kerry B. Skeen                                141,743(7)                1.8%

Joseph W. Elsbury                              44,000                    *

Robert E. Buchanan                              8,800                    *

James J. Kerley                                 1,000                    *

James C. Miller                                 7,000                    *

John M. Sullivan                                1,000                    *

Thomas J. Moore                                50,076(8)                 *

Paul H. Tate                                    6,666(9)                 *

Michael S. Davis                               27,965(10)                *

All directors and executive officers
   as a group (13 persons)                    803,780                  10.0%

* Less than one percent.

(1) As of December  31,  1997,  based  solely upon  Franklin  Resources,  Inc.'s
Schedule 13G filed with the SEC. All shares are beneficially owned by subsidiaries of Franklin Resources, Inc. Includes 27,775 shares obtainable upon conversion of the Company's 7% Convertible Subordinated Notes due 2004.
(2) As of January 31, 1998, based solely upon AXA Assurances I.A.R.D. Mutuelle's
Schedule 13G/A filed with the SEC. All shares are beneficially owned by Alliance Capital Management L.P. ("Alliance"), a subsidiary of The Equitable Companies Incorporated. Alliance has sole power to vote or to direct the vote of 689,900 of these shares and shared power to vote or to direct the vote of 81,800 of these shares.
(3) Pursuant to the ESOP, voting of shares allocated to participants' accounts is passed through to such participants.
(4) As of December 31, 1997, based solely upon Bankers Trust New York Corporation's Schedule 13G filed with the SEC. All shares are beneficially owned by subsidiaries of Bankers Trust New York Corporation.
(5) Includes options to purchase 250,000 shares with an exercise price of $2.08 a share.
(6) As of March 19, 1998, based solely upon HBK Investments L.P.'s Schedule 13D filed with the SEC. HBK Investments L.P. has sole voting power over 6,973 of these shares and shared voting power over 11,625 of these shares. The remaining 424,956 shares reported are shares obtainable upon conversion of the Company's 7% Convertible Subordinated Notes due 2004. Upon conversion, HBK Investments L.P. will have sole voting power over these shares.
(7) Includes options to purchase 25,000 shares with an exercise price of $2.50 per share; options to purchase 16,666 shares with an exercise price of $2.625 per share; options to purchase 27,083 shares with an exercise price of $8.875 per share; and options to purchase 33,332 shares with an exercise price of $11.75 per share.
(8) Includes options to purchase 9,500 shares with an exercise price of $3.75 per share; options to purchase 3,333 shares with an exercise price of $7.313 per share; options to purchase 13,333 shares with an exercise price of $9.25 per share; options to purchase 6,666 shares with an exercise price of $11.75 per share; and options to purchase 3,333 shares with an exercise price of $16.125 per share.
(9) Includes options to purchase 6,666 shares with an exercise price of $14.13.
(10) Includes options to purchase 5,833 shares with an exercise price of $4.625 per share; options to purchase 3,333 shares with an exercise price of $8.000 per share; options to purchase 11,666 shares with an exercise price of $11.75 per share; and options to purchase 6,666 shares with an exercise price of $16.125.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In July 1997, the Company repurchased 1.46 million shares of Common Stock from British Aerospace for approximately $16.9 million. The price paid by the Company, which represented a 22.5% discount from the average of the closing bid prices during the period June 24 through June 30, 1997, was agreed to through negotiations between the Company and British Aerospace.

         The Company loaned Paul Tate $75,000 pursuant to a promissory note dated February 19, 1997 bearing interest at 5.75%. This loan was made as part of a relocation package provided to Mr. Tate in connection with his joining the Company. The loan was repaid in full on July 18, 1997.

                         REPORTS OF BENEFICIAL OWNERSHIP

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than ten percent of the Common Stock to file reports of beneficial ownership with the Securities Exchange Commission, the Nasdaq National Market and the Company. Based solely upon its review of the copies of such forms received by it, the Company believes that, during fiscal year 1997, these persons complied with all such filing requirements.

                              STOCKHOLDER PROPOSALS

         Securities and Exchange Commission regulations permit stockholders to submit proposals for consideration at annual meetings of stockholders. Any such proposals for the Company's Annual Meeting of Stockholders to be held in 1999 must be submitted to the Company on or before December 1, 1998, and must comply with applicable regulations of the Securities and Exchange Commission in order to be included in proxy materials relating to that meeting. Proposals should be sent to: Atlantic Coast Airlines, Inc., Attn: Secretary, 515A Shaw Road, Dulles, Virginia 20166.
                                               ---------------------------

         Please complete, date, sign and return promptly the accompanying Proxy Card in the postage-paid envelope enclosed for your convenience. The signing of the Proxy Card will not prevent your attending the Meeting and voting in person.


March 31, 1998
Dulles, Virginia

                                              ATLANTIC COAST AIRLINES, INC.
                       Proxy solicited by the Board of Directors for Annual Meeting -- May 5, 1998.
Each of the undersigned, revoking all other proxies heretofore given, hereby constitutes and appoints Paul H. Tate and Richard J. Kennedy, and each of them, with full power of substitution, as proxy or proxies to represent and vote all shares of Common Stock, par value $.02 per share (the "Common Stock"), of ATLANTIC COAST AIRLINES, INC. (the "Company") owned by the undersigned at the Annual Meeting and any adjournments or postponements thereof.

The shares represented hereby will be voted in accordance with the directions given in this proxy. If not otherwise directed herein, shares represented by this proxy will be voted FOR Item 1 (Election of Directors), FOR Item 2 (Amendment of the Company's Certificate of Incorporation to change the Company's name to "ACA Holdings, Inc."), FOR Item 3 (Amendment of the Company's Certificate of Incorporation to increase the Company's total authorized shares to 76,000,000), FOR Item 4 (Ratification of amendment of the Company's Stock Incentive Plan) and FOR Item 5 (Ratification of the appointment of Independent Auditors). If any other matters are properly brought before the Annual Meeting, proxies will be voted on such matters as the proxies named herein, in their sole discretion, may determine.

The Board of Directors recommends a vote FOR Items 1, 2, 3, 4 and 5 to be voted upon at the Annual Meeting:

1. Election of all nominees listed to the Board of Directors, except as noted (write the names of the nominees, if any, for whom you withhold authority to vote). Nominees: C. Edward Acker, Kerry B. Skeen, Thomas J. Moore, Robert E. Buchanan, Susan MacGregor Coughlin, Joseph W. Elsbury, James J. Kerley, James C. Miller and John M. Sullivan.
  For all except:  ____________________________________.
  FOR all nominees ____      WITHHOLD AUTHORITY to vote for all nominees ____

2 To approve amendment to the Company's Certificate of Incorporation to change the Company's name to "ACA Holdings, Inc."
     FOR                            AGAINST                      ABSTAIN

3. To approve amendment to the Company's Certificate of Incorporation to increase the Company's authorized shares to 76,000,000.
     FOR                            AGAINST                      ABSTAIN

4. To ratify amendment to the Company's 1995 Stock Incentive Plan to increase the shares available under the Plan to 1,250,000.
     FOR                            AGAINST                      ABSTAIN

5. To ratify appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the current year.
     FOR                            AGAINST                      ABSTAIN



                               Date      _________________________________ 1998.



                               Signature
                                        ----------------------------------

                                 Title ___________________________________



                                       -----------------------------------

                                       (Signature, if Held Jointly)



Please sign exactly as name appears hereon. Please manually date this card. When signing as an attorney, executor, administrator, trustee or guardian, give full title as such. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized person.
       Please Mark, Sign, Date and Mail Promptly in the Enclosed Envelope.